SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                       OUTBACK STEAKHOUSE, INC.
             (Name of Registrant as Specified in its Charter)


            (Name of Person(s) Filing Proxy Statement
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     (2)   Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):


     (4)   Proposed maximum aggregate value of transaction:


     (5)     Total fee paid:


[ ]   Fee previously paid with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:


     (2)   Form, Schedule or Registration Statement No.:


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     (4)   Date Filed:


(LOGO)

                      OUTBACK STEAKHOUSE, INC.

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON APRIL 23, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of OUTBACK STEAKHOUSE, INC. (the "Company") will be held at the Tampa Convention Center, 333 South Franklin Street, Tampa, Florida, on Wednesday, April 23, 1997 at 10:00 A.M., Tampa time, for the following purposes:

     1. To elect four directors, each to serve for a term of three years;

     2. To vote on a proposal to amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock, par value $.01, from 100,000,000 shares to 200,000,000 shares;

     3. To vote on a proposal to amend the Company's Amended and Restated Stock Option Plan to increase the number of shares of Common Stock for which options may be granted from 4,923,500 to 10,000,000, and adopt certain other amendments regarding administration of the Plan; and

   4. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 7, 1997 are entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

                           By Order of the Board of Directors

March 20, 1997             JOSEPH J. KADOW
                           Secretary

Stockholders who do not expect to attend the meeting in person are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope.


                       OUTBACK STEAKHOUSE, INC.

                           PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of OUTBACK STEAKHOUSE, INC., a Delaware corporation (the "Company"), to be held on Wednesday, April 23, 1997 at 10:00 A.M., Tampa time, at the Tampa Convention Center, 333 South Franklin Street, Tampa, Florida, and at any adjournment or postponement thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Stockholders for the year ended December 31, 1996 are first being sent to stockholders on or about March 20, 1997.

     The close of business on March 7, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding
48,030,588 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

                        ELECTION OF DIRECTORS

     The number of directors of the Company has been fixed by the Board of Directors (the "Board"), pursuant to the Company's Bylaws, at eleven, divided into two classes of four directors each, and one class of three directors. At the meeting, Common Stock represented by proxies, unless otherwise specified, will be voted for the election of the four nominees hereinafter named, each to serve for a term of three years and until his or her successor is duly elected and qualified.

     The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

              Nominees for Election at the Annual Meeting

                                     Director      Term
Name                  Age            Since         Expires

Debbi Fields          40             1996          2000
Edward L. Flom        67             1991          2000
Robert S. Merritt     45             1992          2000
Chris T. Sullivan     49             1991          2000


Debbi Fields - Founder of Mrs. Fields, Inc., an international franchisor and operator of retail dessert stores specializing in chocolate chip cookies, serving as President and Chief Executive Officer from 1979 to December 1993, and Chairman of the Board from 1992 to February 1996. Mrs. Fields also serves as a director of Promus Hotel Corporation.

Edward L. Flom - Retired; former Chairman and Chief Executive Officer of Florida Steel Corporation, a steel manufacturer and fabricator. Mr. Flom also serves as a director of Teco Energy, Inc.

Robert S. Merritt - Senior Vice President-Finance, Chief Financial Officer and Treasurer of the Company since April 1991.

Chris T. Sullivan - Chairman and Chief Executive Officer of the Company since its formation in April 1991. Mr. Sullivan also serves as a director of Sports and Recreation, Inc.


      Directors Whose Terms Will Continue After the Annual Meeting

                                     Director      Term
Name                  Age            Since         Expires

Robert D. Basham      49             1991          1999
John A. Brabson, Jr.  56             1992          1998
Charles H. Bridges    66             1992          1998
W. R. Carey, Jr.      49             1992          1999
J. Timothy Gannon     48             1991          1998
Nancy Schneid         38             1995          1999
Lee Roy Selmon        42             1994          1998


Robert D. Basham - President of the Company since its formation in April
1991.

John A. Brabson, Jr. - Chairman of the Board, Lykes Bros. Inc., a privately owned holding company, since September 1996; and Chairman, Chief Executive Officer, and President of Peoples Gas System, Inc., since 1989.

Charles H. Bridges - Vice President, Treasurer and director of Matilda Management Company since November 1993, a franchisee of the Company which operates Outback Steakhouse(R) restaurants in northern California; former Chairman and Chief Executive Officer of Francois L. Schwarz, Inc., an international food brokerage company representing manufacturers to U.S. military commissaries and exchanges.

W. R. Carey, Jr. - President and Founder of Corporate Resource
Development, a sales and marketing consulting and employment training firm, since its formation in April 1981. Mr. Carey also serves as a director of Romac International.

J. Timothy Gannon - Senior Vice President of the Company since its formation in April 1991.

Nancy Schneid - Vice President-Marketing of Outback Steakhouse of
Florida, Inc., the Company's predecessor and wholly-owned subsidiary, since 1991.


Lee Roy Selmon - Associate Athletic Director for External Affairs, University of South Florida, since 1993. From 1986 to 1993, Mr. Selmon served as Vice President Marketing of Barnett Bank of Tampa.

     The Board held four meetings in 1996. Each of the directors attended all of the meetings of the Board and the committees thereof of which he or she was a member. The Board has an Audit Committee and a Compensation Committee, and until February 28, 1997, had a Stock Option Committee. The Board does not have a Nominating Committee.

     The members of the Audit Committee are Messrs. Brabson, Carey, and Mrs. Fields. Mr. Carey serves as Chairman of the Audit Committee. The Audit Committee held two meetings during 1996. The Audit Committee is responsible for reviewing the audit plans of the Company's independent auditors, evaluating the adequacy of and monitoring compliance with the Company's accounting policies and reviewing the Company's annual financial statements.

     The members of the Compensation Committee are Messrs. Bridges, Flom, and Selmon. Mr. Bridges serves as Chairman of the Compensation Committee. The Compensation Committee held three meetings during 1996. The Compensation Committee is responsible for establishing the compensation to be provided to executive officers, and effective February 28, 1997, benefits provided under the Company's Amended and Restated Stock Option Plan.

     The members of the Stock Option Committee were Messrs. Sullivan and Basham. The Stock Option Committee held one meeting during 1996. The Stock Option Committee was responsible for administering the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan"), including selecting employees to whom options will be granted, and determining the type and amount of options granted, the terms and conditions thereof, and the terms and conditions of the agreement entered into with optionees. As a result of changes to the Securities and Exchange Commission rules under Section 16(b) of the Securities Exchange Act of 1934, the Board has disbanded the Stock Option Committee and the Stock Option Plan is now administered by the Compensation Committee.

                 BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 7, 1997 (except as noted) by each person known to the Company to own beneficially more than five percent of the Company's Common Stock, each director, each nominee for election as a director, each executive officer, and all executive officers and directors as a group.


                                           Amount         Percent
                                           Beneficially   of
Name of Beneficial Owner                   Owned <F1>     Class

Chris T. Sullivan<F2><F3>                   8,646,401     18.00%
Robert D. Basham<F2><F4>                    8,502,511     17.68%
J. Timothy Gannon<F2><F5>                   8,458,761     17.61%
Robert S. Merritt<F6>                         504,894      1.05%
Paul E. Avery<F7>                             271,220     *
Joseph J. Kadow<F8>                            75,000     *
John A. Brabson, Jr.<F9>                       28,117     *
Charles H. Bridges<F10>                        20,001     *
W. R. Carey, Jr.<F11>                          30,000     *
Debbi Fields<F12>                              30,000     *
Edward L. Flom<F13>                            86,219     *
Nancy Schneid<F14>                            127,351     *
Lee Roy Selmon<F15>                            30,000     *
Multi-Venture Partners, Ltd.<F2>            8,373,761     17.43%
T. Rowe Price Associates, Inc.<F16>         4,302,400      8.96%
All directors and executive officers
   as a group (13 persons)                 10,062,953     20.95%
_______________________

*Less than one percent.

<F1> The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

<F2> Multi-Venture Partners, Ltd. ("MVP") is an investment partnership formed by Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon.
Messrs. Sullivan, Basham and Gannon are the only limited partners in MVP and are the only members of MVP's general partner, SBG Investments, a limited liability company. The management of MVP is controlled by its sole general partner, SBG Investments, L.L.C. ("SBG"), which owns a
 .61343% general partner's interest in MVP. Mr. Sullivan owns 27.16255% of the limited partner interests in MVP, and 40% of the member interests in SBG; Mr. Basham owns 49.76678% of the limited partner interests in MVP, and 40% of the member interests in SBG; and Mr. Gannon owns
22.45724% of the limited
partner interests in MVP, and 20% of the member interests in SBG.

<F3> Includes (i) 8,373,761 shares owned by MVP; (ii) 231,292 shares owned
by Sullivan Family Investments, Ltd. for which Mr. Sullivan serves as general partner; and (iii) 1,712 shares owned by Mr. Sullivan's children for whom Mr. Sullivan serves as custodian. Mr. Sullivan shares voting and dispositive power with respect to Common Stock owned by MVP.

<F4> Includes (i) 8,373,761 shares owned by MVP.  Mr. Basham shares voting and dispositive power with respect to Common Stock owned by MVP.

<F5> Includes (i) 8,373,761 shares owned by MVP; and (ii) 85,000 shares owned by The John Timothy Gannon Family Charitable Remainder Unitrust of
1993. Mr. Gannon has voting but not dispositive power with respect to Common Stock owned by The John Timothy Gannon Family Charitable Remainder
Unitrust of 1993, and shares voting and dispositive power with respect to Common Stock owned by MVP.

<F6> Includes 429,873 and 75,000 shares underlying stock options which
Mr. Merritt has the right to acquire at exercise prices of $0.28 and $26.38 per share, respectively.

<F7> Includes 96,220, 75,000, and 100,000 shares underlying stock options which Mr. Avery has the right to acquire at per share exercise prices of $0.98, $21.50, and $26.50 per share, respectively.

<F8> Includes 75,000 shares underlying stock options which Mr. Kadow has the right to acquire at an exercise price of $24.17 per share.

<F9> Includes 10,002 shares underlying stock options which Mr. Brabson has the right to acquire at an exercise price of $10.00 per share; and
(ii) 1,000 shares owned by The John A. Brabson, Jr. Money Purchase
Pension Plan f/b/o John A. Brabson, Jr.

<F10> Includes 20,001 shares underlying stock options which Mr. Bridges has the right to acquire at an exercise price of $10.00 per share.

<F11> Includes 30,000 shares underlying stock options which Mr. Carey has the right to acquire at an exercise price of $16.00 per share.

<F12> Includes 30,000 shares underlying stock options which Mrs. Fields has the right to acquire at an exercise price of $31.50 per share.

<F13> Shares are held by the Edward Leonard Flom Revocable Trust of which
Mr. Flom is the grantor and sole trustee.

<F14> Includes 96,000 and 20,000 shares underlying stock options which
Ms. Schneid has the right to acquire at exercises prices of $1.12 and $26.21 per share, respectively.

<F15> Includes 30,000 shares underlying stock options which Mr. Selmon has the right to acquire at an exercise price of $26.25 per share.

<F16> Based on a Schedule 13G filed by T. Rowe Price Associates, Inc.
("T. Rowe Price") with the Securities and Exchange Commission on February
14, 1997, these securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities
Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.


     The address of each of Messrs. Sullivan, Basham and Gannon is 550 North Reo Street, Suite 200, Tampa, Florida 33609. The address of each of MVP and SBG is 3111 South Valley View, Suite A-219, Las Vegas, Nevada 89102. The address of T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202.

                    EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the Company's four other most highly compensated executive officers:


                                                    Summary Compensation Table

                                       Annual Compensation                        Long Term Compensation
                                                                                Awards             Payouts
                                                             Other
                                                             Annual    Restricted                          All Other
                                                             Compen-   Stock       Options/    LTIP      Compen-
                                       Salary     Bonus      sation    Award(s)    SARs        Payouts   sation
Name and Principal Position    Year    ($)        ($)<F1>    ($)       ($)         (#)         ($)       ($)

Chris T. Sullivan              1996    $280,000   $120,000
   Chairman and Chief          1995    $250,000   $198,809
   Executive Officer           1994    $235,000   $299,178

Robert D. Basham               1996    $280,000   $120,000
   President and Chief         1995    $250,000   $198,809
   Operating Officer           1994    $235,000   $299,178

J. Timothy Gannon              1996    $220,000   $ 60,000
   Senior Vice President       1995    $205,000   $163,024
                               1994    $190,000   $241,889

Robert S. Merritt              1996    $200,000   $ 50,000
   Senior Vice President       1995    $185,000   $147,118                          75,000
    Finance, Chief             1994    $170,000   $216,427
   Financial Officer, and
   Treasurer

Paul E. Avery                  1996    $200,000    $280,400
   Senior Vice President       1995    $200,000    $120,500                        100,000
                               1994    $180,000    $157,453

_______________

<F1> Bonus amounts paid in 1996 to Messrs. Sullivan, Basham, Gannon, and
Merritt represent amounts paid under their quarterly bonus plan. This quarterly plan provides for bonuses to be paid to each executive officer based upon meeting specific corporate and individual goals, both quantitative and qualitative, and subjective considerations such as overall employee morale, succession planning, and competitive positions.
Messrs. Sullivan, Basham, Gannon, and Merritt also are each entitled to receive an annual cash award based upon the Company meeting or exceeding specific targets for earnings. No annual cash bonuses for 1996 were awarded under this plan. Bonus amounts paid in 1996 to Mr. Avery represent amounts paid under his quarterly bonus plan. See "Executive
Compensation-Joint Report by the Compensation Committee and the Stock
Option Committee on Executive Compensation Cash Incentives" for a discussion of these plans.

                  Option/SAR Grants in Last Fiscal Year

                                    Percent of
                                    Total
              Number of             Options/SARs
              Shares Underlying     Granted to         Exercise
              Options/SARs          Employees in       or Base Price     Expiration     Grant Date
Name          Granted               Fiscal Year        ($/Sh)            Date           Value ($)*

None.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                    and FY-End Options/SAR Value Table

                                                               Number of                          Value of
                                                              Unexercised                      In-the-Money
                                                              Options/SARs                    Options/SARs at
                       Shares Acquired   Value                at FY-End (#)                     FY-End ($)*
Name                   on Exercise       Realized ($)   Exercisable    Unexercisable    Exercisable    Unexercisable

Robert S. Merritt<F1>  25,000            $969,875       429,873         75,000          $11,271,271    $  9,000
Paul E. Avery<F2>      10,000             340,200       141,220        130,000            2,680,534     150,000


*Based on the average high and low sales prices of the Company's Common
Stock on December 31, 1996 as quoted on the NASDAQ National Market
System.

<F1> Of the 504,873 stock options held by Mr. Merritt, 429,873 were granted in January 1990, expire on January 1, 2000, and were exercisable in full at December 31, 1996 at an exercise price of $0.28 per share.
The remaining 75,000 stock options were granted in April 1995, expire on April 25, 2005, and are exercisable as follows at an exercise price of $26.38 per share: (a) 15,000 shares on or after January 1, 1998, (b)
15,000 shares on or after January 1, 1999, and (c) 45,000 shares on or after January 1, 2000.

<F2> Of the 271,220 stock options held by Mr. Avery at December 31, 1996,
(i) 96,220 were granted in October 1990, expire on January 1, 2000, and were exercisable in full at December 31, 1996 at an exercise price of $0.98 per share; (ii) 75,000 were granted in September 1993 and expire on December 31, 2003, and are exercisable as follows at an exercise price of $21.50 per share: (a) 45,000 shares on or after December 31, 1996,
(b) 15,000 shares on or after September 1, 1997, and (c) 15,000 shares on or after September 1, 1998; and (iii) 100,000 were granted on January
24, 1995, expire on January 25, 2005, and are exercisable as follows at an exercise price of $26.50 per share: (a) 20,000 shares on or after January 25, 1998, (b) 20,000 shares on or after January 25, 1999, and (c)
60,000 shares on or after January 24, 2000.

                Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. A component of overall compensation is the granting of stock options, awards of which were made by the Stock Option Committee until February 28, 1997. The Compensation Committee consists of three Directors whose names are listed at the end of this report, none of whom is a current or former employee of the Company.

     The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values, and performance. To this end, the Compensation Committee established and the Board endorsed an executive compensation philosophy for 1996 which included the following considerations:

        * a "pay-for-performance" feature that differentiates compensation results based upon the Company's annual financial performance;

        * stock incentives, in certain cases, as a component of total compensation in order to closely align the interests of the Company's executives with the long-term interests of shareholders which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation;

        * emphasis on total compensation versus cash compensation, under which base salaries are generally set somewhat lower than competitive levels but which motivates and rewards Company executives with total compensation (including incentive programs) at or above competitive levels, if the financial performance of the Company meets or exceeds goals established for the year; and

     For 1996, the Company's executive compensation program was comprised of the following primary components: (a) base salaries; (b)cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options. Each primary component of pay is discussed below.

     Base Salaries. The Committee generally attempts to set base salaries of executive officers at levels which are below "market" rates, as determined from information gathered by the Company from companies which are similar in size and in the same industry group as the Company and which were used by Dow Jones in compiling the Entertainment and Leisure-Restaurants Index. Base salaries are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, individual experience, and competitive, inflationary, and internal equity considerations. The base salary of Chris T. Sullivan, the Company's Chief Executive Officer was increased from 1995 to 1996 from $250,000 to $280,000, based on such factors as the Company's profitability, cash flow and capital spending for the prior fiscal year, the aggregate number of new Outback Steakhouse(R) restaurants and new Carrabba's Italian Grill(R) restaurants opened during the prior fiscal year, increases in percentage of same store sales versus budget forecasts, and subjective considerations such as overall employee morale, succession planning, general personnel problems, and competitive positions. The Committee believes that the executive salaries established by the Committee, including the salary paid to Mr. Sullivan, the Company's Chief Executive Officer, are less than the range of salaries paid by the companies surveyed.

     Cash Incentives. In 1996, Company executives were eligible to receive quarterly and annual cash bonus awards to focus attention on achieving key goals pursuant to the following bonus plans which are designed to provide competitive incentive pay only in the event such objectives are met or exceeded.

          Quarterly Cash Incentives for Messrs. Sullivan, Basham, Gannon, and Merritt. Messrs. Sullivan, Basham, Gannon, and Merritt were eligible to receive a specified quarterly bonus based upon meeting specific corporate and individual goals, including the Company's profitability, cash flow and capital spending for the prior fiscal quarter, the aggregate number of new Outback Steakhouse(R) restaurants and new Carrabba's Italian Grill(R) restaurants opened during the prior fiscal quarter, increases in percentage of same store sales versus budget forecasts, and subjective considerations such as overall employee morale, succession planning, general personnel problems, and competitive positions. The Committee reviews the specific corporate and individual goals both quantitative and qualitative each quarter, and determines payment of the quarterly bonuses. For 1996, Messrs. Sullivan and Basham were eligible to receive a quarterly bonus of $30,000 each, Mr. Gannon was eligible to receive a quarterly bonus of $15,000, and Mr. Merritt was eligible to receive a quarterly bonus of $12,500. In 1996, Messrs. Sullivan, Basham, Gannon, and Merritt earned aggregate quarterly bonuses of $120,000, $120,000, $60,000, and $50,000, respectively.

          Quarterly Cash Incentives for Mr. Avery. The Committee believes that the success of restaurant operations is essential in the Company's success, and established a separate incentive program for Mr. Avery. In 1996, Mr. Avery was eligible to receive a quarterly bonus based upon the Company meeting its operational plan. If the operational plan for a specific quarter was met, Mr. Avery was entitled to earn a bonus of $100,000 for that calendar quarter, subject to increase or decrease according to the following schedule: (i) 0% (plan met), 0% adjustment; (ii) 2% above or below plan, 8% adjustment; (iii) 4% above or below plan, 16% adjustment; (iv) 8% above or below plan, 32% adjustment; and (v) 10% above or below plan, 40% adjustment. In 1996, Mr. Avery earned quarterly bonuses aggregating $280,400.

          Annual Cash Incentives for Messrs. Sullivan, Basham, Gannon, and Merritt. Messrs. Sullivan, Basham, Gannon, and Merritt were also eligible to receive an additional annual cash bonus award based upon the Company meeting or exceeding specific targets for earnings as reflected in the Company's financial plan submitted by management and approved by the Compensation Committee and the Board based on a variety of factors, including viability of the target growth rate and amount of earnings appropriate to satisfy shareholder expectations. In the event the Company met or exceeded the after-tax earnings portion of the Company's financial plan for the year, in 1996 Messrs. Sullivan, Basham, Gannon, and Merritt would earn a bonus of 25% of each executive's base salary. Additionally, the Compensation Committee would establish a bonus pool equal to 25% of the difference between the after-tax earnings of the financial plan target, less the aggregate annual bonus amounts previously paid to Messrs. Sullivan, Basham, Gannon, and Merritt, and would award this sum to Messrs. Sullivan, Basham, Gannon, and Merritt, pro rata, based on their respective base salaries. No annual cash bonuses for 1996 were awarded to the named executive officers, including Mr. Sullivan.

     Long-Term Stock Incentives. Long-term stock incentives, which are a component of compensation, have historically been awarded by the Stock Option Committee of the Board under the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan"). Until February 28, 1997, the Stock Option Committee consisted of two Directors whose names are listed at the end of this report. Both members of the former Stock Option Committee are executive officers of the Company.

     The Stock Option Plan provides for the issuance of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options, for federal income tax purposes, to officers and other employees of the Company. The Stock Option Plan was originally adopted by the Board and shareholders in 1992. Grants to executives under the Company's Stock Option Plan are designed to align a portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     Grants of stock options generally are limited to officers (other than Messrs. Sullivan, Basham, and Gannon), managing partners of Company restaurants, and other key employees and managers, of the Company or its subsidiaries who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. Stock options are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of key Company personnel by competitors and others. In evaluating annual compensation of executive officers (other than Messrs. Sullivan, Basham, and Gannon), the Compensation Committee takes into consideration the stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of company managers with the long-term interests of shareholders. In granting stock options to executive officers, the Stock Option Committee has considered the number and size of stock options already held by an executive officer when determining the size of stock option awards to be made to the officer in a given fiscal year. The terms of stock options are established by the Compensation Committee.

     No executive officer of the Company was granted stock options in 1996. At March 7, 1997, the executive officers appearing in the Summary Compensation Table held stock or the right to acquire stock representing 1.62% of the Company's outstanding Common Stock, assuming all outstanding options held by executive officers are exercised. Neither Mr. Sullivan, Mr. Basham, nor Mr. Gannon, the Company's founders, have been granted options to acquire shares of the Company's Common Stock.

     Section 162(m). Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), which prohibits a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is any employee who appears in the Summary Compensation Table who is also employed by the Company on the last day of the Company's calendar year. The Compensation Committee does not expect the deductibility of any material amount of compensation paid in 1996 to any executive officer to be affected by Section 162(m). The Compensation Committee may consider alternatives to its existing compensation programs in the future with respect to qualifying executive compensation for deductibility.

     The Company generally is entitled to a tax deduction upon an employee's exercise of nonqualified options in an amount equal to the excess of the value of the shares over the exercise price. Such deduction is considered compensation for purposes of the Dollar Limitation with respect to options having an exercise price less than fair market value at the date of grant. Deductibility of compensation in future years to Messrs. Merritt and Avery may be affected by the Dollar Limitation if they remain covered employees and exercise certain of their options in amounts which would result in compensation to Mr. Merritt or Mr. Avery exceeding the Dollar Limitation in any year. Messrs. Merritt and Avery have each agreed to cooperate with the Company in exercising their options so as to minimize any loss of deductibility due to the Dollar Limitations.

     Conclusion. As described above, the Company's executive compensation program is designed to provide a link between total compensation and the Company's performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program has been established since the Company's inception, and has been a significant factor in the Company's growth and profitability and the resulting gains achieved by the Company's shareholders.

Compensation Committee                 Stock Option Committee

Charles H. Bridges, Chairman           Chris T. Sullivan
Edward L. Flom                         Robert D. Basham
Lee Roy Selmon

      Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Charles H. Bridges, Lee Roy Selmon, and Edward L. Flom. Mr. Bridges serves as Chairman of the Committee. Until February 28, 1997, the Stock Option Committee of the Board consisted of Chris T. Sullivan, Chairman of the Board and Chief Executive Officer of the Company, and Robert D. Basham, President of the Company.

                          Directors Fees

     Directors of the Company who are not executive officers receive fees of $10,000 per year, $750 per Board meeting attended, and $500 per committee meeting attended, plus the expenses of attending meetings. During 1996, Messrs. Brabson, Bridges, Carey, Fields, Flom, and Selmon were paid directors' fees of $14,000, $14,500, $14,000, $13,000, $14,500, and $14,500, respectively.

     Generally, upon election to the Board, each director who is not an executive officer has been granted a one-time stock option to acquire 30,000 shares of Common Stock. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the NASDAQ System on the date of grant. Options granted to Directors generally are granted upon the same terms and conditions as options granted to executive officers and key employees.

         EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                AND CHANGE-IN-CONTROL ARRANGEMENTS

     In October 1995, the Company entered into an extension of the term of the Employment Agreement with Mr. Avery, extending the term of his employment for an additional five-year period. The employment agreement restricts the ability of Mr. Avery to compete with the Company for a period of two years following termination of his employment.

     Effective February 29, 1996, the Company and each of Chris T. Sullivan, Robert D. Basham, and J. Timothy Gannon, each of whom are executive officers, directors, and founders of the Company (individually, an "Executive"), entered into Stock Redemption Agreements (each an "Agreement"). Under the terms of each Agreement, following the Executive's death the Personal Representative of the Executive will have the right to require the Company to purchase up to $30,000 million worth of Common Stock beneficially owned by the Executive at the date of death, for a per share price equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company's Common Stock for 30 consecutive trading days ending on the business day prior to the Executive's death as quoted on the NASDAQ National Market System or the principal exchange on which the Company's Common Stock is then traded.
In the event, however, that the Executive's death results (i) from an illness that was diagnosed or an accident that occurred within one year of the Executive's death, and (ii) the accident or illness was publicly disclosed, then the per share purchase price will be equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of the Company's Common Stock for 30 consecutive trading days ending on the business day prior to the date of public disclosure of the accident or illness as quoted on the NASDAQ National Market System or the principal exchange on which the Company's Common Stock is then traded. The maximum dollar amount of Common Stock which the Company is obligated to purchase from the estate of the Executive is $30,000,000. The Company's obligation to purchase Common Stock beneficially owned by a deceased Executive is funded by an insurance policy on the life of the Executive owned by the Company providing a death benefit of $30,000,000.

     As of March 7, 1997, Messrs. Sullivan, Basham, and Gannon beneficially owned an aggregate of 8,860,151 shares of the Company's Common Stock with a value of approximately $215,966,181 based on the closing sale price of the Company's Common Stock on that date as quoted on the NASDAQ National Market System. The Agreements will remain in place for so long as the Board of Directors deem appropriate.

                      PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total shareholder return with the cumulative total shareholder return of the Dow Jones Equity Market Index and the Dow Jones Entertainment and Leisure-Restaurants Index for the last five full fiscal years of the Company ending December 31, 1996:

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                         RETURN COMPARISON
   Among Outback Steakhouse, Inc., Dow Jones Equity Market Index and
         Dow Jones Entertainment & Leisure - Restaurant Index

[Note: A line graph appears here depicting the information in the following table.]

                                                1992   1993   1994   1995  1996

Outback Steakhouse, Inc.                        $100   $132   $122   $186  $138
Dow Jones Equity Market Index                   $100   $110   $111   $153  $189
Dow Jones Entertainment & Leisure - Restaurant  $100   $117   $111   $159  $162

                           PROPOSAL ONE

          Proposed Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

     There will be submitted to the stockholders at the meeting a proposal to amend Article FOURTH of the Company's Restated Certificate of Incorporation (the "Certificate") to increase the authorized number of shares of Common Stock, $.01 par value, from 100,000,000 to 200,000,000. The full text of Article FOURTH of the Certificate reflecting this amendment is set forth as Exhibit A to this proxy statement.

     The Company is presently authorized to issue 100,000,000 shares of Common Stock, of which 48,030,588 were issued and outstanding at March
7, 1997, and 5,196,708 were reserved for issuance under certain stock option agreements and stock option plans. A balance of 46,712,704 authorized shares of Common Stock remained available for issuance without stockholder action. The 100,000,000 additional shares of Common Stock for which authorization is sought would have the same rights and privileges as the Common Stock presently outstanding. Holders of Common Stock have no preemptive rights to subscribe for any additional Common Stock of the Company.

     The Board believes that it is desirable to have additional authorized shares of Common Stock available for possible future stock dividends, splits or other issuances, acquisition transactions, employee benefit programs, and for other general corporate purposes. The proposed amendment could discourage attempts to acquire control of the Company. The issuance of Common Stock could be used to dilute the share ownership of a party seeking to obtain control of the Company or the Common Stock could be sold to persons who might support incumbent management. However, the Board believes that the availability of additional shares to assist in meeting corporate needs and goals makes their authorization important without regard to any possible anti-takeover effects. The Company does not have any present plans or commitments with respect to the issuance of the additional shares of Common Stock for which authorization is sought. If the amendment is approved, the additional shares would be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of the NASDAQ National Market System or any stock exchange or other quotation system on which the Company's securities may be listed or quoted in the future.

     Under Delaware law, the affirmative vote of a majority of the outstanding Common Stock is required for approval of this proposal.

     The Board of Directors recommends that the stockholders vote FOR this proposal to amend the Certificate.

                            PROPOSAL TWO

                  Proposed Amendments to the Company's
                 Amended and Restated Stock Option Plan

     The Board has approved amendments (the "Amendments") to the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") (i) to increase the number of shares for which options may be granted under the Stock Option Plan by 5,076,500, or from 4,923,500 to 10,000,000; (ii) to clarify that the exercise price of any option granted under the Stock Option Plan cannot be reduced except to reflect the impact of stock splits, stock dividends, mergers, recapitalization, changes in capital structure, or other transactions having similar effect; (iii) provide that the Stock Option Plan shall be administered by a Committee of the Board (or, at the Board's option, the full Board) that will be composed of such members and operated in a manner to permit options granted under the Stock Option Plan to be exempt from the short-swing profits provisions of Section 16(b) of the Securities Exchange Act of 1934; and (iv) eliminate the requirement for stockholder approval to make any alteration or amendment to the Stock Option Plan necessary for continued applicability of Rule 16b-3 under the Securities Exchange Act of 1934 because the Rule no longer requires stockholder approval.

     The Amendments do not change the Stock Option Plan in any other manner. A copy of the Stock Option Plan, as amended, is attached as Exhibit B and the description of the Stock Option Plan is qualified in its entirety by reference to Exhibit B.

    The Board believes the increase in the number of shares for which options may be granted under the Stock Option Plan is necessary to have sufficient options available (i) for regular one-time grants of options to managing partners of Company restaurants at the start of their five-year term of employment; (ii) for grants of options to managing partners of Company restaurants who will complete their five-year term of employment and who extend their employment for an additional five-year term; and (iii) for grants of options to officers and other key employees as determined by the Compensation Committee.

     Although stockholder approval of the Amendments are not required under Delaware law, such approval is required under the terms of the Stock Option Plan and is being sought in order to: (i) allow certain options granted under the Stock Option Plan to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended; and (ii) permit options granted under the Stock Option Plan to qualify as "performance based compensation" for purposes of Section 162(m) of the Code.

     The Compensation Committee (the "Committee") of the Board administers the Stock Option Plan. Incentive and nonqualified stock options may be granted under the Stock Option Plan at any time until the expiration of the Stock Option Plan on May 1, 2001. The maximum number of options that may be granted pursuant to the Stock Option Plan, as amended is 10,000,000, and the maximum number of options that may be granted to any one individual is 600,000, in each case subject to adjustment for stock dividends, stock splits and certain other changes in the Company's capitalization.

     Options have been in the past and the Company anticipates that in the future options will be granted to certain officers, directors, and other key employees of the Company or its subsidiaries who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. As of December 31, 1996, options to purchase approximately 5,478,917 shares had been granted under the Stock Option Plan, 1,159,809 of which have been exercised and 1,886,381 of which were currently exercisable. As of December 31, 1996, three executive officers, five nonexecutive officers, six outside directors, and 348 current and former employees had been granted options. Any shares not purchased under an option which has terminated or lapsed may be used for the further grant of options under the Stock Option Plan.

     Incentive stock options granted under the Stock Option Plan may not be exercised more than ten years after the date of grant (or five years in the case of an option granted to an individual who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the optionee's employer corporation and its parent or subsidiary corporations (a "10% Owner")). Nonqualified stock options granted under the Stock Option Plan may be exercised within such time period as the Committee determines at the time of grant. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The Stock Option Plan provides that the option price in the case of incentive stock options shall be not less than 100% of the fair market value of the Company's Common Stock at the time the option is granted or 110% of such fair market value in the case of an option granted to a 10% Owner. In the case of nonqualified stock options the option price may be less than the fair market value of the Company's Common Stock on the date of grant. The purchase price must be paid in full by the optionee at the time of exercise in either cash or Common Stock.

     No cash consideration will be received by the Company for granting options under the Stock Option Plan. Options will be granted in consideration of the services rendered or to be rendered to the Company by the employees receiving the options.

     With respect to nonqualified stock options granted with an exercise price not less than fair market value, in general, for federal income tax purposes under present law:

     (i) The grant of a nonqualified stock option, by itself, will not result in income to the optionee.

     (ii) Except as provided in (v) below, the exercise of a nonqualified stock option (in whole or in part, according to its terms) will result in ordinary income to the optionee at the time in an amount equal to the excess (if any) of the fair market value of the stock on the date of exercise over the option price.

     (iii) The tax basis of the stock acquired upon exercise of a nonqualified stock option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such stock, will be the fair market value of the shares on the date of exercise.

     (iv) No deduction will be allowable to the Company upon the grant of a nonqualified stock option, but, subject to Section 162(m) of the Code, upon exercise of a nonqualified stock option, a deduction will be allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the optionee exercising such option if the Company deducts and withholds appropriate federal withholding tax.

     (v) With respect to the exercise of a nonqualified stock option and the payment of the option price by the delivery of Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be such fair market value, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

     With respect to incentive stock options, in general, for federal income tax purposes under present law:

     (i) Neither the grant nor the exercise of an incentive stock option, by itself, will result in income to the optionee; however, under Section 57 of the Code, the excess of the fair market value of the stock at the time of exercise over the option price is an item of tax preference (unless there is a disposition of the shares acquired upon exercise of an incentive stock option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the optionee under Section 55 of the Code.

     (ii) Except as provided in (v) below, if the shares acquired upon exercise of an incentive stock option are disposed of in a taxable transaction after the later of two years from the date on which the option is granted or one year from the date on which such shares are transferred to the optionee, long-term capital gain or loss will be realized by the optionee in an amount equal to the difference between the option price and the amount realized by the optionee.

     (iii) If the shares acquired upon exercise of an incentive stock option are disposed of within the two-year period for the date of grant or the one-year period after the transfer of the shares to the optionee:

        (a) Ordinary income will be realized by the optionee at the time of such disposition in the amount of the excess, if any, of the fair market value of the shares at the time of such exercise over the option price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the option price.

        (b) Short-term or long-term capital gain will be realized by the optionee at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the shares at the time of such exercise.

        (c) Short-term or long-term capital loss will be realized by the optionee at the time of any such taxable disposition in an amount equal to the excess, if any, of the option price over the amount realized.

     (iv) No deduction will be allowed to the Company with respect to incentive stock options granted or shares transferred upon exercise thereof, except that if a disposition is made by the optionee within the two-year period or the one-year period referred to above, the Company will be entitled to a deduction, subject to Section 162(m) of the Code, in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making the disposition.

     (v) With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at the time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered and the holding period (except for purposes of the one-year period referred to above) of the optionee in shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time, such excess shares will be considered incentive stock option stock with a zero basis and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in the realization of ordinary income by the optionee at that time in the amount of the excess, if any, of the fair market value on the date of exercise of the shares surrendered over the exercise price of such shares. If any of the shares received are disposed of within one year after the shares are transferred to the optionee, the optionee will be treated as first disposing of the shares with a zero basis.

     The Board may at any time amend the Stock Option Plan or any part thereof as it shall deem advisable. However, no amendment may be made in any option then outstanding under the Stock Option Plan which would impair the rights of the optionee without the consent of such optionee.

     Under Delaware law, the affirmative vote of a majority of the outstanding Common Stock is required for approval of this proposal.

     The Board recommends that the stockholders vote FOR this proposal to amend the Amended and Restated Stock Option Plan.

              SELECTION OF INDEPENDENT AUDITORS

     At the meeting of the Board of the Company held on January 22, 1997, the Board selected Deloitte & Touche to serve as the independent auditors for the Company and its subsidiaries for the year ending December 31, 1996. Representatives of Deloitte & Touche are expected to be present at the stockholders' meeting to respond to appropriate questions.

                   STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 1998 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than November 20, 1997. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                           OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

     If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the directors as set forth under "Election of Directors" above, and FOR Proposals ONE and TWO. Pursuant to the Company's Certificate and applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any of the proposals to be presented at the meeting.

     The presence of a stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company.

     If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

                             By Order of the Board of Directors


March 20, 1997               JOSEPH J. KADOW
                             Secretary

                               EXHIBIT A

          PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S
                    CERTIFICATE OF INCORPORATION

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred and Two Million (202,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, $.01 par value (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, $.01 par value (the "Preferred Stock").

                             EXHIBIT B

                       OUTBACK STEAKHOUSE, INC.
               AMENDED AND RESTATED STOCK OPTION PLAN

     1. Purpose. The purpose of this Stock Option Plan ("Plan") is to provide long-term incentives to key employees and members of the board of directors ("Directors") of OUTBACK STEAKHOUSE, INC., a Delaware corporation (the "Corporation"), its subsidiaries and affiliated partnerships; to compensate existing key employees and Directors for their efforts on behalf of the Corporation and its subsidiaries; to assist in retaining people of ability and initiative in professional, management and other key positions; and to induce such key employees to refrain from competing with the Corporation and its subsidiaries. These purposes are intended to be achieved, in part, through the grant of stock options ("Options"), some of which are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event and to the extent that in connection with the grant of Options intended to qualify as such "Incentive Stock Options" this Plan shall not conform with a pertinent mandatory requirement under Section 422 or any related Treasury Regulation, then this Plan shall be deemed to have incorporated such a mandatory provision and shall be construed accordingly, notwithstanding any other provision contained in this Plan to the contrary.

     2. Administration of the Plan. The Plan shall be administered by a committee of the board of directors of the Corporation (the "Board") or, at the Board's election, by the full Board (such committee or the Board, if it administers the Plan, the "Committee"). Any Committee designated by the Board to administer the Plan shall consist of two or more members. The Committee shall be composed of such members and shall be operated in a manner that will permit Options granted under the Plan to be exempt from the short-swing profit provisions of Section 16(b) of the Securities Exchange Act of 1934 and the rules promulgated by the Securities and Exchange Commission thereunder.

     The Committee shall have full power to interpret and administer the Plan and full authority to select the eligible individuals to whom Options will be granted and to determine the type and amount of Options to be granted to each participant, the terms and conditions of Options granted under the Plan and the terms and conditions of the agreements which will be entered into with participants.

     The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Option issued under the Plan (and any agreements relating thereto); to direct employees of the Corporation or other advisors to prepare such materials or perform such analysis as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the Plan.

     Any interpretation or administration of the Plan by the Committee, and all actions of the Committee, shall be final, binding and conclusive on the Corporation, its stockholders, subsidiaries, and all participants in the Plan, their respective legal representatives, successors and assigns, and upon all persons claiming under it through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

     3. Shares Subject to this Plan. The total number of shares which may be issued and sold upon exercise of Options granted pursuant to this Plan shall not exceed 10,000,000 shares of the Corporation's Common Stock, $.01 par value ("Common Stock"), except to the extent of adjustments authorized by Paragraph 7 of this Plan. The maximum number of shares of Common Stock as to which options may be granted to any one individual under the Plan during its term is 600,000, except to the extent of adjustments authorized by Paragraph 7 of this Plan. Such Common Stock may be treasury shares or authorized but unissued shares or a combination of the foregoing. If an Option granted under this Plan shall expire or terminate for any reason other than its exercise, the shares subject to, but not delivered under, such Option shall be available for the grant of other Options to the same employee or other employees. The Committee will maintain records showing the cumulative total of number of shares of Common Stock subject to Options outstanding under the Plan.

     4. Eligibility. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Options to Directors, officers and to other key salaried employees of the Corporation or any of its subsidiaries or affiliated partnerships (each an "Optionee") to purchase from the Corporation shares of Common Stock and may fix the number of shares to be covered by such Option.
Successive Options may be granted to the same person whether or not the Option or Options first granted to such person remain unexercised.

     Options granted under the Plan may be (i) options which are intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options which are not intended to qualify under Section 422 of the Code; or (iii) both of the foregoing if granted separately, not in tandem. No option granted under the Plan shall be an Incentive Stock Option unless the stock option agreement evidencing such option specifically states that the option is intended to be an Incentive Stock Option.

     5. Term of Option and Transferability. The term of each Option granted under the Plan shall be established by the Committee, but the term of Incentive Stock Options shall not exceed ten years from the date of grant; provided, however, that in the case of an Optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of its parent or subsidiary corporations at the time an Option which is intended to qualify as an Inventive Stock Option is granted, the term of such Option shall not exceed five years from the date of grant. No Option shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution. Options shall be exercisable during the Optionee's lifetime only by the Optionee or by his or her legal guardian or legal representative.

     6. Option Price and Payment. The Option price (which may be less than fair market value) shall be established by the Committee, provided that in the case of an Option intended to qualify as an Incentive Stock Option the Option price shall be not less than the fair market value of the shares covered by the Option at the time the Option is granted (110% of such fair market value in the case of an Option intended to qualify as an Incentive Stock Option granted to an individual who, at the time the Option is granted, owns shares possessing more than 10% of the total combined voting power of all classes of shares of the Corporation, its parent or any of its subsidiaries). If Common Stock of the same class as the stock subject to Incentive Stock Options granted or to be granted hereunder are at any time traded on a national securities exchange, the term "fair market value" shall mean (i) the mean between the highest and lowest selling prices reported by the consolidated stock exchange network for such stock on the date as of which the determination is to be made; or (ii) if there are no sales of such Common Stock reported by the consolidated stock exchange network on such date, the mean between the highest and lowest reported selling prices on the consolidated stock exchange network on the nearest trading date before such date and on which there were such sales. If such shares of Common Stock are at any time traded only otherwise than on a national securities exchange, the term "fair market value" shall mean the mean between the bid and asked prices of the stock as reported by such sources as shall be, in the judgment of the Committee, appropriate evidence of such prices or, if quoted on NASDAQ, the mean between NASDAQ high and low selling prices, as of the close of business on the date for which a determination is being made. If there shall be no trading in such Common Stock at any time, then the term "fair market value" means the value per share of stock as determined by the Committee upon consideration of such financial and market data as the Committee may deem necessary and appropriate. The Option price shall be payable (i) in cash, (ii) by check acceptable to the Corporation, (iii) by delivery of Common Stock of the sale class of stock subject to the Option, or (iv) a combination of the above so that the sum of the fair market value of any such cash, check or Common Stock equals the Option price.

     7. Adjustments. The Committee shall make or provide for such adjustments in the Option price and in the number or kind of shares of Common Stock or other securities covered by outstanding Options as the Committee in its sole discretion, exercised in good faith, may determine are equitably required to prevent dilution or enlargement of the rights of Optionees that would otherwise result from (i) any share dividend, share split, combination of shares, issuance of rights or warrants to purchase shares, recapitalization or other change in the capital structure of the Corporation; (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. The Committee shall not have the power to reduce the Option price for outstanding Options except in the case of transactions described in the preceding sentence. The Committee shall also make or provide for such adjustments in the number or kind of shares of Common Stock which may be sold under this Plan as the Committee in its sole discretion, exercised in good faith, may determine are appropriate to reflect any transaction or event described in this Section.

     8. Other Terms. Each grant of Options hereunder shall be evidenced by a stock option agreement. Each stock option agreement shall contain provisions established by the Committee setting forth the manner of exercise of such Option, whether the Option granted is intended to qualify or not to qualify as an Incentive Stock Option and such other terms and conditions not inconsistent herewith as shall be approved by the Committee.

     9. Cancellation. The Committee may, with the concurrence of the affected Optionee, cancel any Option granted under this Plan. In the event of any such cancellation, the Committee may authorize the granting of new Options (which may or may not cover the same number of shares which had been subject to any prior Option) in such manner, at such Option price and subject to the same terms and conditions as would have been applicable had the cancelled Options not been granted.

     10. Amendment. This Plan may be amended from time to time by the Board but, without further approval by the stockholders of the Corporation, no such amendment shall (i) increase the aggregate number of shares of Common Stock that may be issued and sold under this Plan (except to the extent authorized by Paragraph 7), (ii) change the designation in Paragraph 4 of the class of employees eligible to receive Options, or (iii) materially increase the benefits accruing to Optionees.

     11. Time of Granting Options. The date of grant of an Option under this Plan shall, for all purposes, be the date on which the Committee makes the determination to grant such Option. Notice of the determination shall be given to each employee to whom an Option is so granted within a reasonable time after the date of such grant.

     12. Termination of Plan. This Plan shall be terminated and no further Options shall be granted hereunder as of the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date this Plan is approved by the Corporation's stockholders.

     13. General Provisions. Neither the adoption of this Plan nor its operation, nor any document describing or referring to this Plan or any part thereof, shall confer upon any Optionee any right to continue in the employ of the Corporation or an parent or subsidiary corporation, or shall in any way affect the right and power of the Corporation or any parent or subsidiary corporation to terminate the employment of any Optionee under the Plan at any time with or without assigning a reason therefor, to the same extent as the Corporation might have done if the Plan had not been adopted.

     14. Compliance with Law and Approval of Regulatory Body. No Option shall be exercisable and no stock will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations, including, without limitation, compliance with applicable withholding tax requirements, if any, and the rules of all domestic stock exchanges on which the Corporation may be listed. Any stock certificates issued to evidence stock as to which an Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, and no stock will be delivered under this Plan, until the Corporation has obtained such consent or approval from the regulatory body, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

     In the case of the exercise of an Option by a person or estate acquiring the right to exercise such Option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of such Option and may require such consents and releases of taxing authorities as the Committee may deem advisable.